EXHIBIT 10.1

MANAGEMENT SERVICES AGREEMENT

THIS MANAGEMENT SERVICES AGREEMENT (the "Agreement"), is made and effective as of the 1st day of December, 2013 (the "Effective Date"), by and between (i) ALGAR, INC., a Kentucky corporation (the "Manager"), and (ii) INDUSTRIAL SERVICES OF AMERICA, INC., a Florida corporation (“ISA” or the "Company").

RECITALS

A.    In recent periods, the Company has experienced significant financial instability, decreasing revenues and turnover of its executive officers.

B.    To date, the Company has pursued, but has been unable to identify permanent senior management necessary to stabilize the Company’s operations in the volatile scrap metal industry.

C.    The Manager has extensive experience in executive and management services in the Company’s industry.

D.     The Company desires to retain the Manager to provide certain management and advisory services in lines of business (the “Noncompeting Lines of Business”) in which the Company and the Manager do not compete, and upon the terms and conditions set forth below, and the Manager is willing to undertake such obligations.

E.    As an inducement to the Manager for entering into this Agreement, Harry Kletter, The Harry Kletter Family Limited Partnership and K & R, LLC, who are collectively the registered owners of significant numbers of the outstanding and issued voting shares of the capital stock of ISA, have each given an Irrevocable Proxy dated November 19, 2013, to Orson Oliver and Sean Garber, jointly, and this Agreement is the management agreement referenced in said proxies.

F.    During the Term of this Agreement, the parties will use their best efforts to effect a transaction that will result in a business combination among the Company and the Manager, whether by merger, joint venture or purchase by the Company of the Manager’s equity or substantially all of its assets.

The Parties, intending to be legally bound, agree as follows:

1.	Appointment; Performance of Agreement by the Company.

(a)     The Company hereby engages the Manager, and the Manager hereby agrees, upon the terms and subject to the conditions set forth herein, to provide certain services to the Company, as described in Section 3(a).

(b)     The Manager acknowledges that any decisions by or actions required of the Company pursuant to the terms of this Agreement will be made or taken by the Manager at the direction of the Company's Board of Directors. The Manager further acknowledges that during the term of this Agreement, any agreement or arrangement which is directly or indirectly between the Manager, or an Affiliate of the Manager, on the one hand, and the Company, on the other hand, shall require the prior approval of a majority of the members of the Company's Board of Directors who are not nominated or appointed by the Manager.

2.	Term.

(a) Term. Unless terminated earlier as provided in Section 2(b), the term of the Manager's services under this Agreement (the "Term") shall expire on the first to occur of: (1) December 31, 2016; (2) such time as the Manager and the Company merge; or (3) such time as the Company purchases all of the equity or substantially all of the assets of the Manager (the “Expiration Date”). The parties may extend the Term by mutual agreement.

(b) Termination. Prior to the Expiration Date, the Manager's Services hereunder (i) may be terminated by the Company for Cause or by the Manager for Good Reason upon the giving of thirty (30) days written notice, (ii) may be terminated by the Company without Cause or the Manager without Good Reason upon the giving of ninety (90) days advance written notice, (iii) may be terminated by the Manager at its option upon the giving of ninety (90) days advance written notice to the Company following the occurrence of a Change of Control Transaction, and (iv) may be terminated by the Manager upon written notice of the Manager to the Company within thirty (30) days following the failure of the Company’s shareholders to ratify the issuance of the Stock Options at the Special Meeting, as said term is herein defined unless otherwise then agreed in writing by the Company and the Manager. For the avoidance of doubt, a termination pursuant to clause (iv) of the preceding sentence is a separate event of termination and shall not constitute a termination “with Good Reason” by the Manager for purposes of this Agreement or the Stock Option Agreement.

(c) Effect of Termination.

(i)     If the Company terminates the Manager's Services for Cause, then the Company will pay the Management Fee accruing through the date of termination, all Stock Options will terminate unexercised, and neither party will otherwise have any further obligations to the other party under this Agreement (other than under Sections 7, 8, and 11 of this Agreement or the Stock Option Agreement).

(ii)     If the Company terminates the Manager's Services without Cause or the Manager resigns for Good Reason in either case on or before December 31, 2014, then the Company will pay the Manager: (a) the Management Fee through the date of termination, (b) the Company will pay the Manager any portion of the Bonus that is due and payable at the time of termination under the terms of Section 4(b), and (c) the Company will pay the Manager, at the Manager’s election (made at the time of termination), an amount equal to the greater of: (1) the amount of the Bonus (in addition to the amount paid pursuant to Section 2(c)(ii)(b)) or (2) 10% of the increase in the Company’s pre-tax income reported from the date of termination until the date that is 12 months after the date of termination. Additionally, if the Company terminates the Manager's Services without Cause or the Manager resigns for Good Reason in either case on or before December 31, 2014, the Stock Options will remain outstanding subject to the terms of the Stock Option Agreement, and neither party will otherwise have any further obligation to the other party under this Agreement other than under Sections 7, 8, and 11 of this Agreement or the Stock Option Agreement.

(iii)     If the Company terminates the Manager's Services without Cause or the Manager resigns for Good Reason in either case after December 31, 2014, then the Company will pay the Manager the Management Fee through the date of termination, the Company will pay the Manager any portion of the Bonus that is due and payable at the time of termination under the terms of Section 4(b), the Stock Options will remain outstanding subject to the terms of the Stock Option Agreement, and neither party will otherwise have any further obligation to the other party under this Agreement other than under Sections 7, 8, and 11 of this Agreement or the Stock Option Agreement.

(iv)    If the Manager resigns pursuant to Section 2(b)(iv) because the Company’s shareholders fail to ratify the issuance of the Stock Options at the Special Meeting, then the Company will pay the Manager the Management Fee through the date of termination, the Company will pay any portion of the Bonus to the Manager that is due and payable at the time of termination under the terms of Section 4(b), and neither party will otherwise have any further obligation to the other party under this Agreement other than under Sections 7, 8, and 11 or the Stock Option Agreement.

(v)    If the Manager resigns without Good Reason, then the Company will pay the Management Fee through the date of termination, the Company will pay any portion of the Bonus to the Manager that is due and payable under the terms of Section 4(b), the Manager will refund fifty percent (50%) of all Bonus payments received by it since the Effective Date, and neither party will otherwise have any further obligation to the other party under this Agreement (other than under Sections 7, 8 and 11) or the Stock Option Agreement.

(vi)     If the Manager terminates this Agreement pursuant to Section 2(b)(iii) upon the occurrence of a Change of Control Transaction, then the Company will pay the Management Fee accruing through the date of closing of the Change of Control Transaction, the Company will pay any portion of the Bonus to the Manager that is due and payable at the time of termination under the terms of Section 4(b), and neither party will otherwise have any further obligation to the other party under this Agreement other than under Sections 7, 8, and 11 of this Agreement or the Stock Option Agreement.

(d) Definitions. For purposes of this Agreement:

(i) "Affiliate" means, with respect to a Person: (A) any Person who owns more than 50% of the voting interest in the Person; (B) any Person in which the Person owns more than 50% of the voting interests; or (C) any Person in which more than 50% of the voting interests are owned by a Person who has a relationship with the Person described in clauses (A) or (B) above.

(ii) "Cause" means (A) repeated non-performance by the Manager of its duties owed to the other under this Agreement, after written notice and a reasonable opportunity (not to exceed 20 days) to cure such non-performance, (B) breach by the Manager of a material term of this Agreement, after written notice, and if applicable, a reasonable opportunity (not to exceed 20 days) to cure such breach, (C) breach of fiduciary duty, theft, fraud, embezzlement or dishonesty involving or relating to the Manager or any employee or independent contractor of the Manager, or (D) the Manager's application or consent to the appointment of a receiver, trustee or liquidator of all or a substantial part of the Manager's assets, the filing of a voluntary petition by Manager in bankruptcy or under any state insolvency laws, the filing of a petition against the Manager in bankruptcy or under any state insolvency law and the failure of the Manager to obtain a stay of such proceeding within 90 days after such filing.

(iii) “Change of Control Transaction” shall mean the occurrence of any of the following transactions or events with respect to the Company, whether effected through one transaction or event or through a combination or series of related, arranged, contemplated, or contemporaneous transactions or events: (i) a sale, exchange, or other transfer of outstanding voting securities of the Company, and/or the issuance of new or additional voting securities of the Company, resulting in one or more Persons having Control of the Company who do not have Control of the Company on the Effective Date, (ii) a merger, consolidation, or other transaction or relationship with respect to the Company which results in one or more Persons having Control of the Company who do not have Control of the Company on the Effective Date, (iii) the sale, exchange, or other transfer of all or substantially all of the operating assets of the Company and its subsidiaries in the aggregate, or Control over such operating assets, either directly or indirectly (through the transfer and/or issuance of equity securities in one or more subsidiaries of the Company resulting in one or more Persons having Control of such subsidiary or subsidiaries other than the Company, or otherwise), and/or (iv) any other transaction, event, arrangement, or relationship having similar effect to any of the foregoing. For the avoidance of doubt, a Change of Control shall not be triggered by the issuance, grant or other purchase or transfer of shares of the Company to the Manager. The parties agree that the Manager's exercise of Stock Options and any sale or other transaction with an Affiliate or “affiliate” (as referenced in Section 2(d)(iv)) of any of the Manager or any of its director nominees will not constitute a Change of Control Transaction for purposes of this Agreement.

(iv) "Control" (including, with correlative meanings, the terms "Controlled by," "Controlling" and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, by position or otherwise, applying the same principles, interpretations and definitions as are applicable in defining the term "affiliate" for purposes of Rule 144 promulgated pursuant to the Securities Act of 1933, and the rules and regulations promulgated thereunder; provided, however, and for the avoidance of doubt, none of the Manager and/or its Affiliates shall be deemed to be in “Control” of the Company or any of its subsidiaries by reason of any of the relationships and/or arrangements provided for under this Agreement.

(v) "Expenses" means the reasonable and documented amounts incurred by the Manager and/or its personnel from products and/or services of unaffiliated third parties delivered to the Company or the Manager and/or their respective personnel in connection with the Services including, without limitation, (A) costs of any outside services of independent contractors, (B) all other reasonable expenses actually incurred by the Manager and/or its personnel in rendering the Services, including without limitation, out-of-pocket travel expenses, and (C) all labor costs of the Manager which are directly attributable to the hours expended by the Manager’s officers and employees in connection with the completion of the Manager’s duties under this Agreement; provided that the amount of Expenses related to the labor of the President or any other Manager-appointed executive-level officer shall be established and approved in advance by the Company’s Board of Directors, whether through its Compensation Committee or otherwise; provided, however, either (A) the expense associated with the use of a Manager employee falls within a line item on an approved budget, or (B) the Board approves in advance the scope of the Manager's use of such Manager employee and the associated expense outside of a previously approved budget. The Manager will be responsible, at its own expense, for its general administrative and overhead expenses.

(vi) "Good Reason" means the breach by the Company of a material term of this Agreement, after written notice and if applicable, a reasonable opportunity (not to exceed 20 days) to cure such breach. For the avoidance of doubt, the failure of the Company's shareholders to ratify the issuance of the Stock Options shall not constitute "Good Reason" for purposes of this Agreement.

(vii) "Person" means any individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, syndicate, joint stock company, limited liability company, governmental or quasi-governmental authority exercising any executive, judicial, legislative, regulatory, or administrative functions of or pertaining to the government of any country, state, municipality, or political subdivision thereof, or other entity of any kind.

(viii) "Representatives" means a party's agents, employees, officers, directors, managers, shareholders and principals.

3.	Duties of the Manager.

(a)The Manager's Services. The Manager shall provide the Company with day-to-day senior executive level operating management supervisory services, and business, financial, and organizational strategy and consulting services in the Noncompeting Lines of Business, as the board of directors of the Company (the "Board") may reasonably request from time to time (collectively, the "Services" and/or the “Manager’s Services”), subject to the Information Barriers relating to Restricted Information set forth at Section 8. The Company's board will, subject to its reasonable discretion and fiduciary duties, elect (i) individuals nominated by the Manager to serve as the Company's Vice Chairman, President and another executive-level officer, and (ii) an individual nominated by the Manager and the Company, working together, to serve as the Company’s Chief Financial Officer. The Manager will generally act through its appointed executives and will provide its management services to and through such executives who will be subject in all respects to each of the Company’s policies, including those relating to insider trading. The Manager will seek the prior approval of the Board for matters customarily requiring Board approval or outside of the operation of the Company's business on a day-to-day basis, including the appointment of executives and the incurring of any long term debt transaction in excess of $50,000.00. The Company and its Board hereby grant and delegate to the Manager the authority and the responsibility necessary to permit the Manager to perform its duties under this Agreement and to do any and all acts deemed necessary or desirable for the day-to-day operation of the Company. The Company and the Board agree to take such additional steps as are necessary to evidence such delegation and authorization as is reasonably requested by Manager. The Manager acknowledges that the Company will require a substantial commitment of the time and efforts of the Manager's personnel in order to adequately perform its commitment to provide the Services in a professional and commercially reasonable manner, and the Manager will cause its appointed President and its other appointed executive to use their best efforts for the Company's benefit, and throughout the Term to devote their entire time, attention, and energies to the provision of the Manager’s Services. The Manager further acknowledges that it owes the Company and its shareholders all fiduciary duties that would be owed by an executive officer in like circumstances, and the Manager covenants to act prudently and in the best interests of the Company and its shareholders in providing the Services. Specifically, and without limitation, the Manager will pay the Company’s creditors and vendors in due course and with an eye toward minimizing penalties or other negative effects of payment defaults.

(b) Exclusions from Services. Notwithstanding anything in the foregoing to the contrary, the following services are specifically excluded from the definition of "Services":

(i) accounting services rendered to the Company or the Manager by an independent accounting firm or accountant who is not an employee of the Manager. The Manager acknowledges and agrees that the Company's outside auditors, Mountjoy Chilton Medley, shall continue to serve as the Company’s independent public accountant at the pleasure of the Company’s Audit Committee (as ratified by the Company’s shareholders); and

(ii) legal services rendered to the Company or the Manager by an independent law firm or attorney who is not an employee of the Manager. The Manager acknowledges and agrees that the Company's outside law firm, Frost Brown Todd LLC, shall continue to serve at the pleasure of the Company’s Board of Directors; and

(iii) services related to compliance by the Company with the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder, and state securities laws obligations, it being specifically acknowledged and agreed that the Manager and its owners, directors, officers and agents shall not, by virtue of this Agreement, be considered controlling persons of the Company under the Securities Act of 1933 and the Exchange Act, and the rules and regulations promulgated thereunder, or under state securities laws.

With regard to each of the excluded Services, except as provided herein, the Manager shall have the ability to hire, engage and retain any and all professional service providers necessary to deliver said excluded services.

(c)    The Company's Board of Directors. The parties agree that, subject to the fiduciary duties of the Manager and the Company’s directors and executive officers, as soon as is reasonably practicable following the Effective Date, the Company's Board of Directors will be increased to seven directors, with three directors nominated by the Manager, three directors nominated by and from the Board of Directors as comprised immediately before the date of this Agreement, and one director selected by mutual agreement of the other directors (who may be one of the members of the Board of Directors as comprised immediately before the date of this Agreement); provided, however, this provision shall not apply and shall be of no force or effect in the case of (i) any director nominee for whom the Company would be required to provide disclosure pursuant to Regulation S-K Item 401(f) in any filing with the Securities and Exchange Commission or (ii) any director nominees, the election of which would result in the Company’s Board not being comprised of a majority of “independent directors,” as such term is defined by NASDAQ Listing Rule 5605.

4.     Compensation and Reimbursement for Services.

(a) Compensation. In exchange for the Manager’s Services provided under this Agreement, the Company shall reimburse the Manager and its personnel for their Expenses within a reasonable time (not to exceed 30 days) following submission to the Board of Directors by the Manager or its personnel of a statement detailing such expenditures and the purpose thereof, together with receipts or other reasonable documentation for all expenditures. All expenses must be submitted for reimbursement as soon as practicable after being incurred, and such reimbursements will be paid in no event later than the last day of the Manager’s taxable year following its taxable year in which the expense is incurred. The Manager shall provide the Board of Directors with documentation supporting each such submission for reimbursement of Expenses. The reimbursement of Expenses shall herein be referred to as the “Management Fee”. The parties agree that the Manager shall submit requests for reimbursement of expenses of Management Fees no more than once each month with the Company paying same within 30 days of each such submission, provided, however, the Manager agrees to accrue its requests of reimbursement during the first six (6) months of this Agreement which follow the Effective Date. Notwithstanding anything in this Agreement to the contrary, the Manager's right to expense reimbursement for “out of pocket” expenses shall be subject to the Company's reimbursement policies, unless such expense was included as a line item in a budget previously approved by a majority of the Company's directors (excluding those directors nominated by the Manager). With respect to expenses subject to reimbursement pursuant to this Agreement, the Manager will submit to the Company's Board for consideration and approval on a monthly basis, a detailed budget for the succeeding month, setting forth with reasonable specificity on a line item basis the anticipated expenditures that would be subject to reimbursement pursuant to this Agreement. Upon obtaining approval by a majority of directors unaffiliated with the Manager, the Manager will have authority to operate within such budget and incur expenditures subject to reimbursement, subject to the requirement that the Manager obtain prior approval of any expenditure(s) exceeding 110% of the approved amounts on a line item or monthly aggregate basis. The budget for the first 60 days of operation after the date of this Agreement will be mutually agreed upon in connection with entering into this Agreement, with each monthly budget thereafter submitted for Board consideration at least five business days prior to each month thereafter.

(b) Additional Compensation. During the time Manager is actively providing Services to the Company, as additional compensation for the Manager's Services, the Company agrees to pay the Manager a bonus equal to ten percent (10%) of the annual increase in reported pre-tax income for each calendar year during the Term over the Company’s reported pre-tax income for the preceding calendar year, commencing with the payment of the bonus in calendar year 2015 with respect to the Company's performance in calendar year 2014 (the "Bonus"). The Bonus payable with respect to any calendar year will only be paid if the Manager remains employed under this Agreement as of the end of such calendar year and will be payable as follows. Subject to the availability of cash under applicable law and loan covenants, the Company shall pay the Bonus to the Manager, if applicable, for calendar year 2014 no later than June 30, 2015 and for calendar years 2015 and 2016 no later than March 31, 2016 and March 31, 2017, respectively. The parties acknowledge that, for purposes of the calculation of the Bonus, any one-time, extraordinary or non-recurring income or expense items shall be removed from the calculation.

(c)     Options. As additional consideration for the Manager's Services, the Company will issue to the Manager an option (the "Stock Options") to acquire Company common stock with the following terms set forth in a Stock Option Agreement (which will be of even date herewith) between the Company and the Manager, in the form of the agreement attached as Attachment A (the "Stock Option Agreement"). A condition to the effectiveness of the Stock Options is that their issuance must be ratified by the Company's shareholders at a special meeting of the Company’s shareholders to be held as soon as is reasonably practicable following the Effective Date (the “Special Meeting”). Such Stock Options are being issued at an exercise price that exceeds the traded fair market value of the Company’s common stock on the date of grant (without regard to the requirement of shareholder approval) and, as such, are intended to be exempt from Code Section 409A as “stock rights.” If the Company's shareholders fail to ratify and approve the issuance of the Stock Options at the Special Meeting, then the Stock Options will terminate unexercised and the Manager will, for a period of 30 days thereafter, have the right, but not the obligation, to terminate its Services pursuant to Section 2(b)(iv) of this Agreement by giving written notice to the Company.

5.     Representations; Limitation of Liability.

(a)    The Manager's Representations. The Manager represents and warrants to the Company that:

(i)    The Manager has the industry and management experience and personnel necessary to perform the Services in a professional and commercially reasonable manner. The Company acknowledges, however, that the Manager has not made any specific representations regarding the Company's future performance.

(ii)    By executing this Agreement, the Manager hereby acknowledges receipt of all such information as it deems necessary and appropriate to enable it to evaluate the merits and risks in acquiring the Stock Options. The Manager acknowledges receipt of satisfactory and complete information covering the business and financial condition of the Company, including the opportunity to obtain information regarding the Company's financial status, in response to all inquiries in respect thereof. The Manager has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of acquiring the Stock Options and the capacity of protecting its own interests in the transaction;
(iii)    The Manager has received and reviewed the Annual Report of the Company for the year ended December 31, 2012, made pursuant to the Exchange Act, including the exhibits included therewith, and each of the Quarterly and Current Reports, including any exhibits included therewith, made pursuant to the Exchange Act since the filing of the Annual Report. The Manager has been furnished with such additional materials relating to the Company and its securities which it has requested, and has been afforded the opportunity to make inquiries concerning the Company and such matters as the Manager has deemed necessary, and has further been afforded the opportunity to obtain any additional information required by the Manager to the extent the Company possesses such information or could acquire it without unreasonable effort or expense; and,
(iv)    The Manager has relied on its own tax and legal advisors with respect to the income tax and investment considerations relating to the Stock Options.

(b) Limitations of Liability.

(i) Neither party nor its respective Representatives shall be liable to the other party or any of such party's Representatives for any loss, liability, damage or expense arising out of or in connection with the performance of any Services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from the gross negligence or willful misconduct of such person or a breach of such person's fiduciary duties.

(ii) Neither the Manager nor any of its Representatives shall be liable or responsible for any violations or breaches of law with respect to environmental issues or hazardous materials which may exist or occur with respect to the Company, the Company's operations, and/or facilities or equipment owned or used by the Company, unless such violations or breaches of law arising solely after the Effective Date are the direct result of negligence or willful misconduct by the Manager or its Representatives.

(iii) Nothing in this Agreement, nor any statements or actions by the Manager or the Company during the Term, shall be construed as constituting or evidencing any warranty or guarantee by the Manager or the Company as to any current or future potential, results, or levels of performance with respect to the Company and/or its business. In particular, but not by way of limitation, neither the Manager nor the Company guarantees in any way the results set forth in any budget or business plan prepared or submitted by the Manager or the Company.

(iv) All actions and Services of the Manager pursuant to this Agreement are subject to (i) the provision by the Company of adequate funds, facilities, and other resources to operate and conduct its business, and (ii) the reasonable and timely cooperation and support of the Board when needed. Notwithstanding the preceding, if the Company is unable to perform its obligations under this paragraph, the sole remedy of the Manager shall be to terminate its Services under this Agreement and receive the compensation expressly set forth in this Agreement payable upon such termination of Services; provided, however, the failure of the Board to approve a resolution or action proposed by the Manager shall not constitute Good Reason for purposes of Section 2.

6.     Independent Contractor.

(a)    The parties acknowledge and agree that, in the performance of services under this Agreement, the Manager will be an independent contractor, and neither it nor its personnel will be employees of or joint venturers with the Company. The Manager will determine the time, manner, and means of providing its services under this Agreement, and, other than as expressly set forth herein, including without limitation the right to approve the Manager’s Expense budget pursuant to Section 4(a), the Company may not direct or exercise control over the manner or means by which the Manager or any of its employees or agents performs services under this Agreement. The Manager’s employees and agents have the right to devote their business day and working efforts to such other business and professional opportunities as do not interfere with the rendering of services to the Company or otherwise violate this Agreement.

(b)    The Manager acknowledges and agrees that (i) neither the Manager nor any of its personnel will be or be deemed for any purpose to be an employee, agent, servant, or representative of the Company; and (ii) neither the Manager nor any of its personnel will have any authority to act for the Company, give instructions or orders on behalf of the Company, or make commitments for or on behalf of the Company. Except as may be necessary for the Manager to provide the Services, and without limiting the generality of the foregoing, neither party hereto shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement, or undertaking with any third party.

(c)    The Manager acknowledges and agrees that neither it nor any of its personnel are entitled to any benefits accorded to the Company’s employees or agents, including, without limitation, worker’s compensation, disability insurance, vacation, sick pay, or participation in any of the Company’s benefit plans.

(d)    The Manager acknowledges and agrees that it is solely responsible for its tax liability arising from payments under this Agreement. The Manager agrees to indemnify and hold harmless the Company from and against any and all losses, liabilities, claims, actions, and damages that may be asserted against it by any federal, state, or local authorities due to any failure to pay tax liabilities arising from or related to payments made under this Agreement.

(e)    The Manager agrees that when performing services for the Company, the Manager’s employees and agents will use their own instruments, tools, and office space. Ingress and egress from the Company’s facilities by the Manager’s personnel will, at all times, be subject to the same policies as apply to visitors or contractors assisting temporarily with the Company affairs.

7.    Indemnification.

(a) The Company shall indemnify and hold harmless the Manager, the Manager's Affiliates, and each of their Representatives (each, an "Indemnified Party") from and against any and all losses, claims, actions, damages and liabilities, joint or several, to which such Indemnified Party may become subject under any applicable statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment or decree, made by any third party or otherwise, relating to or arising out of the Services or other matters referred to in or contemplated by this Agreement or the engagement of such Indemnified Party pursuant to, and the performance by such Indemnified Party, of the Services or other matters referred to or contemplated by this Agreement, or arising out of or relating to a material breach by the Company of its obligations under this Agreement, and the Company will reimburse any Indemnified Party for all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) as they are incurred in connection with the investigation of, preparation for or defense of any pending or threatened claim, or any action or proceeding arising therefrom, whether or not such Indemnified Party is a party thereto. The Company will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted from the wilful misconduct or gross negligence of such Indemnified Party or a breach of such Indemnified Party's fiduciary duties to the Company, if any. Notwithstanding anything in this Agreement to the contrary, if a Representative of an Indemnified Party becomes a director, officer or employee of the Company, then the Representative's indemnification rights shall be equal to those of other directors, officers and employees of the Company and the provisions of this Section 7(a) shall not apply for actions taken by such person in such capacity after such person becomes a director, officer or employee.

(b) The Manager shall indemnify and hold harmless the Company and each of its Representatives (each, a "Company Indemnified Party") from and against any and all losses, claims, actions, damages and liabilities, joint or several, to which such Company Indemnified Party may become subject under any applicable statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment or decree, made by any third party or otherwise, relating to or arising out of the Services or other matters referred to in or contemplated by this Agreement or the engagement of the Manager pursuant to, and the performance by the Manager, of the Services or other matters referred to or contemplated by this Agreement, but only to the extent, if any, that such losses, claims, actions, damages, or liabilities have resulted from the wilful misconduct or negligence of the Manager or its Representatives in performing the Services or a breach of their fiduciary duties, if any, to the Company, and the Manager will reimburse any Company Indemnified Party for all costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) as they are incurred in connection with the investigation of, preparation for, or defense of, any such pending or threatened claim, or any action or proceeding arising therefrom, whether or not such Company Indemnified Party is a party thereto. The Manager will not be liable under the foregoing indemnification provision to the extent that any loss, claim, damage, liability, cost or expense is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted from the willful misconduct or gross negligence of such Company Indemnified Party or a breach of such Company Indemnified Party's fiduciary duties.

(c) The provisions of this Section 7 shall survive the termination of this Agreement.

8.     Right of First Refusal; Information Rights; Information Barriers.

(a)
During the Term of this Agreement, the Manager and its Affiliates (together, "Algar") agree to offer the Company the opportunity to purchase all shreddable scrap and similar material that Algar sources, brokers or otherwise procures for re-sale. The Company will have twenty-four (24) hours after written notice to purchase such scrap at the prevailing market price. If the Company does not exercise this “right of first refusal” within the required period of time, then Algar may sell the scrap to another buyer at a price and other terms no more favorable than those offered to the Company. Algar will maintain an electronic record of each purchase or rejection by the Company with respect to this Right of First Refusal, detailing the date of the transaction, amount of material offered for sale, offer price and other relevant information. With respect to any materials not purchased by the Company, Algar will provide the electronic transaction record to the Company setting forth the terms of Algar's sale of such materials, and such other information as may be reasonably available and requested by the Company. The Company will be entitled to "most favored nation" - "most favored customer" pricing with respect to all scrap offered by Algar to the Company. Algar will give the Company the benefit of any favorable pricing or other contract terms offered to Algar's other customers.

(b)
Notwithstanding anything in this Agreement to the contrary, the Manager or its Affiliates may engage in other business activities and perform services for its or their own account or for the account of others. The Company acknowledges that the Manager will continue to engage in its parts recycling, salvage and scrap related business during the Term outside of the Company.

(c)
The Board of Directors of the Company will have the right to all books and records of Algar with respect to the Noncompeting Lines of Business so that it may audit Algar’s compliance with this Section 8. To the extent the Board determines that Algar has not complied with this Section 8, Algar will be obligated to pay the Company, within thirty (30) days written notice of the Board to Algar, any profit Algar obtains in connection with the Noncompeting Lines of Business, including the sale of shreddable scrap material to a party other than the Company. If the Board determines that Algar has violated this Section 8 on two occasions, the Company may terminate this Agreement for Cause.

(d)
The parties agree that the purpose of this Agreement is in all respects intended to promote competition and that the Agreement provides the Company with the best opportunity to regain financial and management stability. For these reasons, the parties hereby agree to implement and, throughout the Term, to maintain certain information safeguards (the “Information Barriers”) with respect to certain information (the “Restricted Information”) of the Company relating to any lines of business in which the parties compete with respect to customers, suppliers or service providers. The Information Barriers are intended to prevent the parties, and this Agreement, from violating any state or federal laws or rules restricting or prohibiting anticompetitive activity (the “Antitrust Laws”), including without limitation the Sherman Antitrust Act, as amended, and the Clayton Act, as amended. The Information Barriers shall prevent and preclude the Manager from obtaining or receiving any of the following types of Restricted Information, except with respect to information relating solely to the Noncompeting Lines of Business:

1.	Product pricing levels, whether upon acquisition or sale;

2.	Quantities purchased or sold;

3.	Inventory levels;

4.	Production levels;

5.	Output levels;

6.	Use of key assets; and

7.	Such other competitively sensitive information as is determined by the Manager, the Company Liaison or the Company’s board of directors from time to time throughout the Term.

(e)
To ensure the integrity of the Information Barriers and conformity with the Antitrust Laws, the Company shall designate and appoint a Company employee to act is its liaison (the “Company Liaison”) who will monitor the Manager’s conduct and the Services to prevent the Manager from obtaining any Restricted Information. The Manager agrees to notify the Company Liaison if it obtains or receives any Restricted Information and that it is a material violation of this Agreement to attempt to obtain or to knowingly possess any Restricted Information.

(f)
If at any time during the Term, either party demonstrates to the other that, in its reasonable judgment, this Agreement violates the Antitrust Laws, the parties will work together to revise this Agreement in such a manner as to come into conformity with the Antitrust Laws. If within thirty (30) days following the determination by such party that this Agreement is in violation of the Antitrust Laws, the parties are unable to agree to conforming revisions, this Agreement and the Stock Option Agreement will terminate automatically and be of no further force or effect.

(g)
Notwithstanding anything herein to the contrary, immediately after the Effective Date, the parties agree that they will use their best efforts to effect a business combination between the Manager and the Company as soon as is reasonably practicable.

9.     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when deposited with the courier if sent by a nationally recognized overnight courier (acknowledgement of receipt requested); (c) on the date sent by facsimile or e-mail (with confirmation of transmission); or (d) on the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties and specified copy recipients at the addresses indicated below (or at such other address for a party or copy recipient as shall be specified in a notice given in accordance with this Section 9).

If to the Company:

7100 Grade Lane
Louisville, Kentucky 40213
Facsimile: (502) 368-1440
E-mail: ooliver@schneidercompanies.com
Attention: Chairman

With a copy, which shall not constitute notice to:

Frost Brown Todd LLC
400 West Market Street, 32nd Floor
Louisville, Kentucky 40202
Attn: James Giesel
Email: jgiesel@fbtlaw.com
Facsimile: (502) 581-1087

If to the Manager:

4558 Melton Avenue
Louisville, Kentucky 40213
Facsimile: (502) 276-0650
E-mail: SGarber@algarinc.com
Attention: Sean Garber, Chairman

With a copy, which shall not constitute notice to:

Goldberg Simpson

10.     Entire Agreement. This Agreement, together with the Stock Option Agreement, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.

11.     Confidential Information.

(a) All confidential information, trade secrets, and business and financial information relating to the Company, its assets and the operation of the Company's business ("Confidential Information") belongs to the Company, is proprietary to the Company, and unless agreed otherwise by the Company in writing, shall be kept confidential by the Manager and its Representatives, and shall not be used by the Manager or its Representatives other than in the performance of the Manager's Services; provided, however, the provisions of this Section 11(a) shall not apply to (i) any Confidential Information which required to be disclosed by any applicable securities laws or regulations or which is in the public domain for a reason other than the negligence, omission or willful misconduct of the Manager, the Manager's Affiliates, or their Representatives, (ii) any disclosures which are required by law, subpoena, court order, or administrative order (provided, however, that the Manager shall, prior to any such disclosure, immediately notify the Board of such required disclosure and provide the Board with the opportunity, prior to any such disclosure by the Manager, its Affiliates, or their Representatives and at the expense of the Company, to object to such disclosure and/or seek confidential treatment or other protections with respect to the Confidential Information to be so disclosed, as the Board may deem advisable), (iii) the inclusion of information on tax returns that is required by any legal requirements to be reported thereon, or (iv) any disclosure to legal counsel and accountants to the extent necessary in connection with the tax and legal affairs of the Manager, its Affiliates, and/or their Representatives (but, in such event, such recipients of the Confidential Information must also similarly maintain the confidentiality of such Confidential Information). Furthermore, the parties specifically agree that possession of Confidential Information will not preclude the Manager and its Representatives from engaging in its primary parts recycling, salvage and scrap related businesses; provided, however, the Manager acknowledges that such Confidential Information shall not be used to compete with the Company or disclosed by the Manager or its Representatives to the Company's detriment.

(b) The provisions of this Section 11 will survive the termination of this Agreement.

(c) During the Term the Manager and its Representatives shall be subject to the Company's insider trading policies as they may be in effect from time to time.

12.     Proxies. As an inducement to the Manager for entering into this Agreement, Harry Kletter, The Harry Kletter Family Limited Partnership and K & R, LLC, who are collectively the registered owners of significant numbers of the outstanding and issued voting shares of the capital stock of Company, have each respectively given an Irrevocable Proxy dated November 19, 2013, to Orson Oliver and Sean Garber, jointly, and said shareholders have agreed to renew, extend or grant anew each of their respective proxies as necessary so that same remain in full force and effect during the Term of this Agreement. This Agreement is the management agreement referenced in said proxies. Should any of said proxies terminate, for any reason, or if the shareholders fail to renew same as may be necessary during the term of this Agreement, the Manager shall be allowed to terminate this Agreement for Cause.

13.    Successor and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. However, neither this Agreement nor any of the rights of the parties hereunder may otherwise be transferred or assigned by any party hereto, except that (a) if the Company shall merge or consolidate with or into, or sell or otherwise transfer substantially all its assets to, another company which assumes the Company's obligations under this Agreement, the Company may assign its rights hereunder to that company, and (b) the Manager may assign its rights and obligations under this Agreement to an entity controlled by the Manager. Any attempted transfer or assignment in violation of this Section 13 shall be void.

14.     No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto, their Representatives, and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

15.    Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

16.     Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

17.     Severability. If any nonmaterial term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any nonmaterial term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

18.     Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Kentucky without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Kentucky or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the Commonwealth of Kentucky. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby may be instituted in the federal courts of the United States of America or the courts of the Commonwealth of Kentucky in each case located in the City of Louisville, Kentucky and County of Jefferson, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. Service of process, summons, notice or other document by mail to such party's address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

19.     Waiver of Jury Trial. Each party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement or the transactions contemplated hereby. Each party to this Agreement certifies and acknowledges that (a) no representative of any other party has represented, expressly or otherwise, that such other party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such party has considered the implications of this waiver, (c) such party makes this waiver voluntarily, and (d) such party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 19.

20.     Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

21.     No Strict Construction. The parties to this Agreement have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties, and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

22.    Tax Matters.

(a)    Intent to Comply. The Company and the Manager agree and confirm that this Agreement is intended by both parties to provide for compensation that is exempt from or compliant with Code Section 409A. This Agreement shall be interpreted, construed, and administered in accordance with this agreed intent, provided that the Company does not promise or warrant any tax treatment of compensation hereunder. The Manager is responsible for obtaining advice regarding all questions to federal, state, or local income, estate, payroll, or other tax consequences arising under this Agreement. This Agreement shall not be amended or terminated in a manner that would accelerate or delay payments of such compensation except as permitted under Treasury Regulations under Code Section 409A.

(b)    Certain Regulatory Delays. Although the Manager is an independent contractor of the Company and notwithstanding anything herein to the contrary, if the Company or a member of its controlled group (as defined in Internal Revenue Code Sections 414(b) or (c)) has any stock that is traded on a public securities market and the Manager meets the definition of a “specified employee” under Treasury Regulation Section 1.409A-1(i) (or any successor thereto), then upon termination of this Agreement any amount that becomes payable by reason of such termination and that is not exempt from the Internal Revenue Code Section 409A definition of “deferred compensation” as separation pay, a short-term deferral, or otherwise may not begin to be paid until six months after such termination. The Company will determine, consistent with any guidance issued under Internal Revenue Code Section 409A, the portion of payments under this Agreement that are required to be delayed, if any.

[End of Text of Agreement Only Signature Page and Attachment A Follow]

IN WITNESS WHEREOF, the parties have executed this Management Services Agreement as of the Effective Date, but actually on the date set forth below.

INDUSTRIAL SERVICES OF AMERICA, INC.

_____/s/ Orson Oliver________________________
By /s/ Orson Oliver
Title: President and Chief Executive Officer
Date:____December 2, 2013___________________

ALGAR, INC.

______/s/ Sean Garber _______________________
By /s/ Sean Garber
Title: Chief Executive Officer
Date:____December 2, 2013___________________

EXHIBIT A
STOCK OPTION AGREEMENT

This Stock Option Agreement (the "Agreement") is made effective as of December 1, 2013, by and between INDUSTRIAL SERVICES OF AMERICA, INC. (the "Company"), a Florida corporation, and ALGAR, INC. ("Algar"), a Kentucky corporation.

Recitals

A.     Pursuant to a Management Services Agreement dated as of December 1, 2013, between the Company and Algar (the "Management Services Agreement"), the Company has agreed to grant certain nonqualified options to Algar as consideration for the performance of certain management services by Algar. The effectiveness of the options granted pursuant to this Agreement is contingent on ratification by the Company's shareholders at a special meeting of the Company’s shareholders which will be held as soon as is reasonably practicable following the Effective Date (the “Special Meeting”).

B.     The Company and Algar desire to enter into this Agreement to evidence such options.

C.     Capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in the Management Services Agreement.

THE PARTIES, INTENDING TO BE LEGALLY BOUND, AGREE AS FOLLOWS:

1.     Grant of Options. The Company hereby grants to the Algar a non-qualified stock option (the "Option") to purchase the following shares of the Company's voting common stock ("Option Shares"), at the option exercise prices, and subject to the restrictions on exercise, set forth below:

	Option To Purchase The Following Number of Common Shares of the Company	At an Option Exercise or Strike Price Of:	Subject to the Following Restrictive Condition on Exercise:
First Tranche	375,000 Option Shares	$5.00 USD Per Share	Subject to vesting
Second Tranche	375,000 Option Shares	$5.00 USD Per Share
Subject to vesting; exercisable only if and after the market price of Company Shares reaches $6.00 USD Per Share or Company revenue following acquisition(s) increases by $30,000,000 (exercisability restrictions described in detail in Section 2)

	Option To Purchase The Following Number of Common Shares of the Company	At an Option Exercise or Strike Price Of:	Subject to the Following Restrictive Condition on Exercise:
Third Tranche	375,000 Option Shares	$5.00 USD Per Share
Subject to vesting; exercisable only if and after the market price of Company Shares reaches $8.00 USD Per Share or Company revenue following acquisition(s) increases by $90,000,000 (exercisability restrictions described in detail in Section 2)

Fourth Tranche	375,000 Option Shares	$5.00 USD Per Share
Subject to vesting; exercisable only if and after the market price of Company Shares reaches $9.00 USD Per Share or Company revenue following acquisition(s) increases by $120,000,000 (exercisability restrictions described in detail in Section 2)

2.     Option Vesting.

(a)     Subject to the terms and conditions set forth in this Agreement, including ratification of the issuance of the Option by the Company’s shareholders at the Special Meeting, the Option shall become exercisable on December 1, 2013; provided, however, the Option shall become immediately exercisable for all 1,500,000 Option Shares (and not subject to the exercisability conditions set forth in Section 2(b)) upon the first to occur of any of the following: (i) the termination of Algar's services under the Management Services Agreement by the Company without Cause; (ii) the termination of Algar's services under the Management Services Agreement by Algar for Good Reason; or (iii) upon the occurrence of a Change in Control (with such vesting and expiration timed to give Algar the right to exercise the Option immediately before the expiration triggered by the Change in Control). All rights of Algar will terminate with respect to the Option and Algar will have no further rights under this Agreement if (A) the Company's shareholders fail to ratify the issuance of the Option to Algar at the Company's Special Meeting, (B) Algar's Services under the Management Services Agreement are terminated by the Company for Cause, by Algar without Good Reason, or the Management Services Agreement is terminated automatically pursuant to Section 8(f) thereof.

(b)     Other than as set forth at Section 2(a), the exercise of the First Tranche of Option Shares is not subject to conditions. The exercise of the Second Tranche, Third Tranche and Fourth Tranche is subject to the additional conditions set forth in the chart above relating to the trading price of Company shares or an increase in Company revenue resulting from acquisitions.

(i)    With respect to the trading price condition, exercisability is triggered when the Company shares trade on NASDAQ (or any other major U.S. securities exchange or stock exchange on which the Company's shares may subsequently be listed or quoted) at or above the targeted per-share price for at least 20 trading days during a rolling six month period; provided that, in the event of a Change of Control Transaction, if the price per share used in such Change of Control Transaction or the enterprise valuation used in such Change of Control Transaction is equal to or greater than (on a per share basis) the targeted per-share price of the Second Tranche, the Third Tranche and/or the Fourth Tranche then, as applicable, such Option Shares shall be considered fully vested and exercisable (with such vesting timed to give Algar the right to exercise the Option immediately before any expiration of the Option triggered by the Change in Control Transaction).

(ii)    With respect to the revenue increase condition, exercisability is triggered when, following the Company’s acquisition of a business (either equity or assets) through a transaction approved in advance by the Company’s Board of Directors, the Company’s aggregate revenue during any four (4) consecutive calendar quarters (which may include the calendar quarter in which the acquisition occurred, but no earlier calendar quarter), as reported in filings by the Company with the Securities and Exchange Commission, exceeds the aggregate revenue reported by the Company in such filings for the four (4) consecutive calendar quarters preceding the calendar quarter in which the acquisition was completed.

3.     Expiration.

(a)     The Option shall expire and be of no further force or effect on the earlier of (i) the closing of a Change of Control Transaction (provided that Algar shall be given notice of such Change of Control Transaction at least 20 days prior thereto (or if the Company cannot provide 20 days prior notice because the Company is not aware of a Change of Control Transaction, then within two business days of the Company obtaining actual notice of the impending Change of Control Transaction) and Algar may exercise the Option before such expiration, with such exercise to be contingent upon the closing of such Change of Control Transaction), (ii) immediately upon termination of Algar's services under the Management Services Agreement by the Company for Cause or by Algar without Good Reason, (iii) immediately if the issuance of the Option is not ratified by the Company's shareholders at the Special Meeting, (iv) upon the expiration of the Term of the Management Services Agreement, or (v) three years after the date of this Agreement.

(b)     A “Change of Control Transaction” shall mean the occurrence of any of the following transactions or events with respect to the Company, whether effected through one transaction or event or through a combination or series of related, arranged, contemplated, or contemporaneous transactions or events: (i) a sale, exchange, or other transfer of outstanding voting securities of the Company, and/or the issuance of new or additional voting securities of the Company, resulting in one or more Persons having Control of the Company who do not have Control of the Company on the Effective Date, (ii) a merger, consolidation, or other transaction or relationship with respect to the Company which results in one or more Persons having Control of the Company who do not have Control of the Company on the Effective Date, (iii) the sale, exchange, or other transfer of all or substantially all of the operating assets of the Company and its subsidiaries in the aggregate, or Control over such operating assets, either directly or indirectly (through the transfer and/or issuance of equity securities in one or more subsidiaries of the Company resulting in one or more Persons having Control of such subsidiary or subsidiaries other than the Company, or otherwise), and/or (iv) any other transaction, event, arrangement, or relationship having similar effect to any of the foregoing. The parties agree that Algar's exercise of the Option and any sale or other transaction with an Affiliate or “affiliate” (as referenced in Section 3(c)) of any of Algar or any of its director nominees will not constitute a Change of Control Transaction.

(c)     "Control" (including, with correlative meanings, the terms "Controlled by," "Controlling" and “under common Control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract, by position or otherwise, applying the same principles, interpretations and definitions as are applicable in defining the term "affiliate" for purposes of Rule 144 promulgated pursuant to the Securities Act of 1933, and the rules and regulations promulgated thereunder; provided, however, and for the avoidance of doubt, none of the Manager and/or its Affiliates shall be deemed to be in “Control” of the Company or any of its subsidiaries by reason of any of the relationships and/or arrangements provided for under this Agreement.

4.     Notice of Exercise and Requirements With Respect to Exercise.

(a)     The Option shall be exercised only by written Notice of Exercise delivered to an officer of the Company, signed by Algar, specifying the number of Option Shares in respect of which the Option is being exercised. The Option shall be exercised only with respect to whole shares and no fractional shares will be issued. Such Notice of Exercise shall be in the form annexed hereto as Attachment A, subject to such changes as may be prescribed by the Company from time to time and communicated to Algar. The exercise of the Option shall not be deemed to be complete until full compliance with subparagraphs (a), (b), (c) and (d) of this Section 4 and the Company shall have no obligation to issue any shares in the absence of such compliance.

(b)     Due exercise of the Option is conditioned upon the payment in full in cash of the Exercise Price of the Option Shares with respect to which the Option is exercised, and such payment shall accompany the Notice of Exercise.

(c)     Algar agrees that at the time of exercise of the Option, Algar shall, in writing, make such investment representations and agreements restricting the transfer of the Option Shares issued to Algar as the Company shall from time to time deem necessary or advisable to comply with the provisions of the Securities Act of 1933, as amended ("Securities Act"), or any Blue Sky Law or similar law, rule or regulation of any applicable jurisdiction. Such investment representation and agreement may, at the option of the Company, be incorporated in the form of Notice of Exercise of the Option. Algar agrees that if the Company shall deem it necessary or advisable, the stock certificates representing such shares and any shares issued with respect thereto, shall bear legends in such form and substance as the Company may reasonably determine, from time to time, relating to any such representation and agreement and any restrictions on transfer under the Securities Act, or other applicable law, or under this Agreement and that Algar will, promptly after demand by the Company, deliver to the Company for endorsement of such legends, all stock certificates representing such shares.

(d)     Algar acknowledges that all Option Shares will be unregistered and subject to applicable Rule 144 transfer restrictions.

5.     Transfer Restrictions. The Option is not assignable or transferable by Algar to any Person other than an entity Controlled by or Controlling Algar (an "Affiliate"). Assignment of the Option to an Affiliate is conditioned upon such Affiliate joining in as a party to this Agreement, whereupon references to "Algar" in this Agreement shall include such Affiliate, and all restrictions on the Option and any shares issued will apply to the transferee. Any attempted transfer in violation of this provision shall be void.

6.     Rights as a Stockholder. Neither Algar nor any other Person shall have any rights as a stockholder of the Company with respect to any Option Shares unless and until they shall have become the holder of record of such shares. No adjustment shall be made for dividends or other rights for which the record date is before the issuance of such shares, except as set forth in Section 7.

7.     Adjustment of Exercise Price and Number of Shares. The number of and kind of securities purchasable upon exercise of this Option and the Exercise Price shall be subject to adjustment from time to time as follows:

(a)     Merger, Sale of Assets, etc. If at any time while this Option, or any portion thereof, is outstanding and unexpired there shall be (i) a reorganization (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), (ii) a merger or consolidation of the Company with or into another entity in which the Company is not the surviving entity, or a merger in which the Company is the surviving entity but the shares of the Company's capital stock outstanding immediately before the merger are converted by virtue of the merger into other property, whether in the form of securities, cash, or otherwise, or (iii) a sale or transfer of the Company's properties and assets as, or substantially as, an entirety to any other Person, then, as a part of such reorganization, merger, consolidation, sale or transfer, lawful provisions shall be made so that Algar shall thereafter be entitled to receive upon exercise of this Option, during the period specified herein and upon payment of the Exercise Price then in effect, the number of shares of stock or other securities or property of the successor corporation resulting from such reorganization, merger, consolidation, sale or transfer that a holder of the shares deliverable upon exercise of this Option would have been entitled to receive in such reorganization, consolidation, merger, sale or transfer if this Option had been exercised immediately before such reorganization, merger, consolidation, sale or transfer, all subject to further adjustment as provided in this Section 7. The foregoing provisions of this Section 7(a) shall similarly apply to successive reorganizations, consolidations, mergers, sales and transfers and to the stock or securities of any other corporation that are at the time receivable upon the exercise of this Option. If the per share consideration payable to the holder hereof for shares in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Company's Board of Directors. In all events, appropriate adjustment (as determined in good faith by the Company's Board of Directors) shall be made in the application of the provisions of this Option with respect to the rights and interests of Algar after the transaction, to the end that the Option shall not be reduced nor enlarged by such event. The foregoing however shall not apply with respect to a Change of Control Transaction.

(b)     Reclassification, Conversion, etc. If the Company, at any time while this Option, or any portion hereof, remains outstanding and unexpired, by reclassification or conversion of securities or otherwise, shall change any of the securities as to which purchase rights under this Option exist into the same or a different number of securities of any other class or classes, this Option shall thereafter represent the right to acquire such number and kind of securities as would have been issuable as the result of such change with respect to the securities that were subject to the purchase rights under this Option immediately before such reclassification or other change and the Exercise Price therefor shall be appropriately adjusted, such that the Option is neither reduced nor enlarged except for fractional shares, and all subject to further adjustment as provided in this Section 7.

(c)     Split, Subdivision or Combination of Shares. If the Company at any time while this Option, or any portion hereof, remains outstanding and unexpired shall split, subdivide or combine the securities as to which purchase rights under this Option exist, into a different number of securities of the same class, the number of securities as to which purchase rights under this Option exist shall be proportionately increased in the case of a split or subdivision (and the Exercise Price for such securities shall be proportionately decreased) or proportionately decreased in the case of a combination (and the Exercise Price for such securities shall be proportionately increased), such that the Option is neither reduced nor enlarged except for fractional shares.

(d)     Adjustments for Dividends in Stock or Other Securities or Property. If while this Option, or any portion hereof, remains outstanding and unexpired, the holders of the securities as to which purchase rights under this Option exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Company by way of dividend, then in each case, this Option shall represent the right to acquire, in addition to the number of shares of the security receivable upon exercise of this Option, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Company that Algar would hold on the date of such exercise had it been the holder of record of the security receivable upon exercise of this Option on the date hereof and had thereafter, during the period from the date hereof to and including the date of such exercise, retained such shares and/or all other additional stock available to it as aforesaid during such period, giving effect to all adjustments called for during such period by the provisions of this Section 7.

(e)     Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to this Section 7, the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to Algar a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the reasonable written request, at any time, of Algar, furnish or cause to be furnished to Algar a like certificate setting forth: (i) such adjustment and readjustments; (ii) the Exercise Price at the time in effect; and (iii) the number and kind of shares and the amount, if any, of other property that at the time would be received upon the exercise of the Option.

(f)     No Impairment. The Company will not, by any voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 7 and in the taking of all such action as may be necessary or appropriate in order to protect the rights of Algar in this Option against impairment.

8.     Withholding. To the extent required by law, the Company may withhold from any sums or property owed to Algar (or require payment to the Company as a condition of exercise or otherwise) the amount of taxes or withholding required to be paid or withheld in connection with the grant or exercise of the Option or the disposition of any shares acquired in connection therewith.

9.    Issuance of Shares; Reservation of Shares. Upon the exercise of the purchase rights evidenced by this Option, one or more certificates for the number of Shares so purchased shall be issued as soon as practicable thereafter (with appropriate restrictive legends, if applicable), and in any event within 10 days of the delivery of the Notice of Exercise and payment of the Option price to the Company. The Company covenants that the Option Shares, when issued pursuant to the exercise of this Option, will be duly and validly issued, fully paid and nonassessable and free from all taxes, liens, and charges with respect to the issuance thereof. The Company covenants that, before the time this Option is exercised, it shall reserve from its authorized and unissued shares of common stock a sufficient number of Option Shares to effect the exercise of this Option and, from time to time, will take all steps necessary to provide sufficient reserves of Option Shares issuable upon exercise of this Option.

10.     Representations of Purchaser. Algar hereby represents and warrants that:
(a)    By executing this Option Agreement, Algar hereby acknowledges receipt of all such information as Algar deems necessary and appropriate to enable Algar to evaluate the merits and risks in acquiring the Option. Algar acknowledges receipt of satisfactory and complete information covering the business and financial condition of the Company, including the opportunity to obtain information regarding the Company's financial status, in response to all inquiries in respect thereof. Algar has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of acquiring the Option and the capacity of protecting his own interests in the transaction;
(b)    Algar has received and reviewed the Annual Report of the Company for the year ended December 31, 2012, made pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including the exhibits included therewith, and each of the Quarterly and Current Reports, including any exhibits included therewith, made pursuant to the Exchange Act since the filing of the Annual Report. Algar has been furnished with such additional materials relating to the Company and the offering of the Option which it has requested, and has been afforded the opportunity to make inquiries concerning the Company and such matters as Algar has deemed necessary, and has further been afforded the opportunity to obtain any additional information required by Algar to the extent the Company possesses such information or could acquire it without unreasonable effort or expense;
(c)    Algar has relied on its own tax and legal advisor and its own investment counselors, as applicable, with respect to the income tax and investment considerations of or relating to the Option;
(d)    Algar is authorized and qualified to purchase the Option; the person signing this Agreement on behalf of Algar has been duly authorized to do so; and this Agreement represents a valid, binding and enforceable agreement of Algar;

(e)    No representations or warranties have been made to Algar by the Company, its officers, directors or shareholders or any persons acting on behalf of the Company, or any affiliates of any of them, other than the representations set forth herein, and Algar is aware of the risks and uncertainties investments in the Company, such as the need for future funding, competition from companies with greater resources, recent lack of profitability, changing technology, and the need to attract and retain qualified personnel; and
(f)    The foregoing representations, warranties and agreements of Algar made herein shall survive the issuance of the Option to Algar.
11.    Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12.    Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

13.     Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when deposited with the courier if sent by a nationally recognized overnight courier (acknowledgement of receipt requested); (c) on the date sent by facsimile or e-mail (with confirmation of transmission); or (d) on the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties and specified copy recipients at the addresses indicated below (or at such other address for a party or copy recipient as shall be specified in a notice given in accordance with this Section 12).

If to the Company:
7100 Grade Lane
Louisville, Kentucky 40213
Facsimile: (502) 368-1440
E-mail: ooliver@schneidercompanies.com
Attention: Chairman

If to Algar:
4558 Melton Avenue
Louisville, Kentucky 40213
Facsimile: (502) 276-0650
E-mail: SGarber@algarinc.com
Attention: Sean Garber, Chairman

14.     Miscellaneous. The provisions of this Agreement shall survive the exercise of the Option and the issuance of Option Shares pursuant to such exercise.

15.    Modification; Extension. This Agreement may not be amended if, as so amended, this Agreement would be subject to the provisions of Code Section 409A. Without limiting the generality of the foregoing, the period during which the Option may be exercised may not be extended if it would constitute an “extension” within the meaning of Treasury Regulations Section 1.409A-1(b)(5)(v)(C), and the exercise price of any tranche of the Option may not be changed or otherwise modified unless, as modified, this Agreement complies with or is exempt from Code Section 409A.

16.     Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Kentucky without regard to its choice of law rules.

17.     Successors. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and assigns except to the extent otherwise provided herein.

18.    Intent to Comply. The Company and Algar agree and confirm that this Agreement is intended by both parties to provide for compensation that is exempt from Code Section 409A as a stock right (within the meaning of Treasury Regulation Section 1.409A-1(5)(i)(A)) by virtue of the fact that the exercise price exceeds the traded fair market value of the underlying stock on the date of grant (without regard to the requirement of shareholder approval, in accordance with Treasury Regulation Section 1.409A-1(5)(vi)(B)(2)). This Agreement shall be interpreted, construed, and administered in accordance with this agreed intent, provided that the Company does not promise or warrant any tax treatment of compensation hereunder. Algar is responsible for obtaining advice regarding all questions to federal, state, or local income, estate, payroll, or other tax consequences arising under this Agreement. This Agreement shall not be amended or terminated in a manner that would accelerate or delay payments of such compensation except as permitted under Treasury Regulations under Code Section 409A.

19.     Counterparts. This Agreement may be executed in any number of counterparts, all of which shall constitute a single instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Stock Option Agreement as of the date first written above but actually on the date set forth below.

INDUSTRIAL SERVICES OF AMERICA, INC.

By____/s/ Orson Oliver_______________________
Name: Orson Oliver
Title: Interim President and Interim Chief Executive Officer
Date:____December 2, 2013___________________

ALGAR, INC.

By____/s/ Sean Garber_______________________
Name: Sean Garber
Title: Chief Executive Officer
Date:____December 2, 2013___________________